Exhibit 15.4

Our refELR/747971-000007/25248805v2

Direct tel+852 3690 7424

EmailEverton.Robertson@maples.com

Missfresh Limited

3rd Floor, Block A, Vanke Times Center

No. 9 Wangjing Street

Chaoyang District, Beijing 100016

The People’s Republic of China

14 November 2022

Dear Sir and/or Madam

Missfresh Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Missfresh Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Form 20-F”).

We hereby consent to the reference of our firm under the heading “Item 10. Additional Information – E. Taxation – Cayman Islands Taxation” in the Form 20-F, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (No. 333-260310) that was filed on 18 October 2021, pertaining to the Company’s Amended and Restated 2017 Equity Incentive Plan.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP